
XOMA Contacts                 Investor Relations Contacts          Media Contacts
Peter B. Davis                Lippert/Heilshorn & Associates       ElissaGrabowski (Ellissa@lhai.com)
Ellen M. Martin               Bruce Voss (bruce@lhai.com)          Carrie Kocik
(510) 644-1170                Bonnie Feldman                       (Carrie@lhai.com)
(www.xoma.com)                (bonnie@lhai.com)                    (212) 838-3777
                              (310) 575-4848                       (www.lhai.com)

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ALLERGAN RETURNS rBPI OPHTHALMIC
DEVELOPMENT RIGHTS TO XOMA


Berkeley, CA - November 16, 2000 - XOMA Ltd. (NASDAQ: NM XOMA), a biopharmaceutical company developing products for immunological and inflammatory disorders, infectious disease and cancer, today announced that Allergan, Inc.
has decided to terminate its agreement with XOMA to develop ophthalmic anti-infective products. All rights to ophthalmic anti-infective products containing rBPI (recombinant bactericidal/ permeability-increasing protein) will revert to XOMA.

"Allergan has told us at this time they have more promising research and development product candidates than they can reasonably fund," said Jack
Castello, Chairman, President and CEO of XOMA. "Consequently, they have made the difficult business decision to discontinue further development of products under the XOMA agreement."

"Even though the product has been meeting scientific and development objectives and our working relationship with them has been excellent, we have to respect
Allergan's business decision," Mr. Castello commented. "I would point out that the discontinuation of this agreement has no material impact on XOMA's current financial position."

XOMA develops and manufactures antibody and other protein biopharmaceuticals.
Late-stage programs include a collaboration with Genentech, Inc. to develop the anti-CD11a antibody product for psoriasis (Phase III) and kidney transplant rejection (Phase I/II), and an agreement with the Hyland Immuno Division of Baxter Healthcare Corporation to develop NEUPREX(R) (a systemic formulation of rBPI21) for multiple indications. Earlier stage products include: ING-1, a Human
Engineered(TM) antibody now in Phase I studies for cancer; Genimune(TM), a Human
Engineered(TM) antibody-based immunofusion product in preclinical development for autoimmune diseases and immunological cancers; Mycoprex(TM), a compound in preclinical development for the treatment of fungal infections; and antiangiogenic compounds for retinal disorders. For more information about
XOMA's pipeline and activities, visit XOMA's web site at www.xoma.com.



Statements made in this news release related to collaborative agreements and other aspects of product development, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to changes in the status of the Company's collaborative relationships, the timing or results of pending or future clinical trials, actions by the Food and Drug Administration or the U.S. Patent and Trademark Office, and uncertainties regarding the status of biotechnology patents, are discussed in the Company's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in evaluating XOMA's prospects.